Exhibit 99.1

Bluejay Announces Abstract Accepted for Presentation at the 2026 Society of Academic Emergency Medicine (SAEM) Annual Meeting

New clinical data from the SYMON-I study to evaluate IL-6 and organ dysfunction in sepsis patients to be presented.

Acton, Massachusetts – March 12, 2026 — Bluejay Diagnostics, Inc. (NASDAQ: BJDX) (“Bluejay” or the “Company”), a medical diagnostics company developing rapid near-patient tests for critical care conditions, today announced that an abstract related to its Symphony™ IL-6 Test has been accepted for presentation at the 2026 Society of Academic Emergency Medicine (SAEM) Annual Meeting, which will take place May 18–21, 2026 in Atlanta, Georgia.

The presentation will report findings from SYMON-I, a multicenter pilot clinical study evaluating interleukin-6 (IL-6) levels in patients with sepsis who were admitted or intended for admission to the intensive care unit (ICU). The analysis evaluates the relationship between IL-6 levels measured in the emergency department and organ dysfunction as assessed by Sequential Organ Failure Assessment (SOFA) scores during the first three days of hospitalization.

Nathan Shapiro, M.D., Vice Chairman of Emergency Medicine Research at Beth Israel Deaconess Medical Center and Professor of Emergency Medicine at Harvard Medical School and the clinical trial national principal investigator, stated:

“The findings from the SYMON-I study suggest that IL-6 measured in the emergency department may be associated with subsequent organ dysfunction in patients with sepsis and septic shock. These data contribute to the growing body of evidence evaluating IL-6 as a potential biomarker in the early assessment of critically ill patients.”

Mark Feinberg, M.D., Chief Medical Advisor at Bluejay Diagnostics and Professor of Medicine at Harvard Medical School, commented:

“The SAEM Annual Meeting provides an opportunity to present emerging clinical data evaluating IL-6 as a biomarker associated with the inflammatory response and organ dysfunction in sepsis. Bluejay’s ongoing SYMON-II validation study is intended to further evaluate IL-6 as a prognostic biomarker associated with mortality and other clinically meaningful outcomes in critically ill patients.”

Presentation Details

Title: Emergency Department Interleukin-6 Levels and Organ Dysfunction in Sepsis Across Multiple Centers

Presenters: John H. Lee, M.D., Ph.D.; Nathan Shapiro, M.D.

Conference: Society of Academic Emergency Medicine (SAEM) Annual Meeting

Location: Atlanta, Georgia

About the Symphony IL-6 Test:

The SymphonyTM Test platform is designed to determine patient acuity for triage and monitoring based on the measurement of a specific biomarker. The SymphonyTM IL-6 Test to determine patient acuity for sepsis triage and monitoring (“SymphonyTM IL-6 Test”) is currently Bluejay’s lead product candidate.

Note: Investigational device. Limited by United States law to investigational use.

About the SYMON Clinical Study Program:

The SYMON Clinical Study Program includes SYMON-I (clinicaltrials.gov ID NCT06181604), SYMON-II (NCT06654895), and SYMON-III (NCT07425587). SYMON-I is a pilot study to determine IL-6 levels associated with various endpoints, including, but not limited to 28-day all-cause mortality and in-hospital mortality. The SYMON-II study is the pivotal study to validate the outcomes of the SYMON-I study, which the Company plans to use to support a 510(k) application to the FDA. The SYMON-III study is a pilot study to determine IL-6 levels associated with patients presenting with increasing severity of infection in the emergency department and risk of developing sepsis.

About Bluejay Diagnostics:

Bluejay Diagnostics, Inc. is a medical diagnostics company focused on improving patient outcomes using its Symphony System, a cost-effective, rapid, near-patient testing system for sepsis triage and monitoring of disease progression. Bluejay does not yet have regulatory clearance for the Symphony System, and we will need to receive regulatory authorization from the U.S. Food and Drug Administration before Symphony can be marketed as a diagnostic product in the United States. Bluejay’s first product candidate, an IL-6 Test for sepsis, is designed to provide accurate, reliable results in approximately 20 minutes from ’sample-to-result’ to help medical professionals make earlier and better triage/treatment decisions. More information is available at www.bluejaydx.com.

Forward-Looking Statements:

This press release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Litigation Reform Act. Forward-looking statements may be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “suggest,” “will,” and similar expressions. The Company has based these forward-looking statements on its current expectations and projections about future events, nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements the Company makes. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including market and other conditions and those discussed under item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025. You should not place undue reliance on these forward-looking statements, as they are subject to risks and uncertainties, and actual results and performance in future periods may not occur or may be materially different from any future results or performance suggested by the forward-looking statements in this release. This press release speaks as of the date indicated above. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. The Company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any future changes in the Company’s expectations of results or any future change in events, except as required by law.

Investor Contact:

Neil Dey

Bluejay Diagnostics, Inc.

neil.dey@bluejaydx.com

978-631-0310

Website: www.bluejaydx.com